Pricing Supplement No.                      A0017
Dated                                       February 18, 2004
Rule 424(b)(3)
File No.                                    333-106272

(To Prospectus dated June 30, 2003 and
Prospectus Supplement dated July 11, 2003)

                                    CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Medium-Term Notes, Series A (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:            $400,000,000.00
Issue Price:                                         100.00%
Proceeds to Company on original issuance:   $399,300,000.00
Commission:                                                   $700,000
Agents' capacity on original issuance:
         Citigroup Global Markets Inc.:     $396,000,000.00
         Ormes Capital Markets Inc. :       $2,000,000.00
         Pryor, Counts & Company       :    $2,000,000.00

Citigroup Global Markets Inc.'s capacity on original issuance: As Agent
If as principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:                               Global
Original Issue Date:                        February 23, 2004
Stated Maturity:                            February 23, 2006
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:
(If other than as set forth
in the Prospectus Supplement)
Interest Payment Dates:             The 23rd of every Feb/May/Aug/Nov
First Interest Payment Date:        May 24, 2004
Accrue to Pay:                      Yes
Indexed Principal Note:
Type of Interest on Note:           Floating Rate
Interest Rate (Fixed Rate Notes):   N/A
Base Rate (Floating Rate Notes):    Federal Funds Rate
Calculation Agent:                  Citibank
Computation of Interest:            Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:               Quarterly on each interest payment date.
Rate Determination Dates:           1 day New York, no rate cutoff.
(If other than as set forth
in the Prospectus Supplement)
Index Maturity:                             Federal Funds Effective
Spread:                                     + 16 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:                          No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:                            No
Renewable Note:                             No
Optional Extension of Maturity:              No

Optional Redemption:                        No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment:                         No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:                              No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

CUSIP:                                      17307EAX1